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                                                                      EXHIBIT 15

                           Accountants' Acknowledgment

Foot Locker, Inc.
New York, New York

Board of Directors:

Re:   Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832,
      333-07215, 333-21131, 333-62425, 333-33120, 333-41056, 333-41058,
      333-74688 and 333-99829 on Form S-8 and Numbers 33-43334, 33-86300 and
      333-64930 on Form S-3.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 21, 2003 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



/s/ KPMG LLP
New York, New York
September 15, 2003